UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 10, 2008

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31828	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1515 Market Street, Suite 2000, Philadelphia, Pennsylvania		19102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-564-5900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2008, we, together with certain of our subsidiaries, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland (Case No. 08-21389). In addition, on September 5, 2008, we entered into a Post-Petition Loan and Security Agreement, or the Facility, with Arco Capital Corporation, Ltd. On September 10, 2008, the Bankruptcy Court approved our entering into the Facility and our access to $400 thousand under the Facility. The Facility provides for loans of up to $3.2 million to fund post-petition operations and certain reorganization expenses. Loans under the Facility bear an interest rate of LIBOR plus 2% per annum and the maturity date of the Facility is the earlier of the effective date of a confirmed plan of reorganization, January 31, 2009, or the termination of the commitment by Arco to make loans upon the occurance of an event of default or the acceleration of the outstanding obligations. The Facility is subject to additional terms and conditions, including the adherence to an operating budget, and can be terminated at any time due to an event of default as specified in the Facility at which time all loans plus accrued interest would become immediately due and payable. Repayment of the loan is collateralized by a security interest in property owned by us or certain of our subsidiaries.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We incorporate by reference the information set forth in Item 1.01 of this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

10.1 Post-Petition Loan and Security Agreement dated September 5, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

September 16, 2008	By:	Karen Chang

Name: Karen Chang
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Post-Petition Loan and Security Agreement dated September 5, 2008